Exhibit 12.1

Griffon Corporation

Computation of Ratios of Earnings to Fixed Charges

(unaudited)

(dollars in thousands)

	2012	2013	2014		2015	2016		ALL IN 2017		CONTINUING 2013	CONTINUING 2014	CONTINUING 2015	CONTINUING 2016	CONTINUING 2017	CONTINUING Six Months Ended March 31, 2018
EARNINGS:
Pre-tax Income	$21,941	$14,333	$(5,716)	(a)	$53,636	$53,164	(b)	$38,974	(c)	$11,779	$(20,957)	$19,066	$32,213	$16,698	$1,115
Fixed Charges	64,150	63,514	59,836		59,820	62,881		63,979		59,002	57,677	57,615	60,632	61,795	39,193
Amortization of Capitalized Interest	456	91	150		891	750		587		91	150	891	750	587	294
Total	92,570	77,938	54,270		114,347	116,795		103,541		70,872	36,870	77,572	93,594	79,080	40,602
Less:
Interest Capitalized	(1,895)	(983)	(1,093)		(670)	(1,082)		(1,771)		(983)	(1,093)	(470)	(1,202)	(795)	(238)
Earnings for Fixed Charge Calc.	$90,675	$76,955	$53,177		$113,677	$115,713		$101,770		$69,889	$35,777	$77,102	$92,392	$78,285	$40,364

FIXED CHARGES:
Interest Expensed	$45,984	$46,288	$42,020		$41,191	$43,839		$46,985		$45,519	$41,209	$40,794	$42,622	$47,002	$30,891
Interest Capitalized	1,895	983	1,093		670	1,082		1,771		983	1,093	470	1,202	795	238
Amortized premiums, discounts & capitalized expenses for debt	6,023	6,232	6,427		6,982	7,415		4,604		6,130	6,400	6,982	7,321	4,511	2,754
Interest within Rental Expense (est.)	10,248	10,011	10,296		10,977	10,545		10,619		6,370	8,975	9,369	9,487	9,488	5,310
Fixed Charges for Calc.	$64,150	$63,514	$59,836		$59,820	$62,881		$63,979		$59,002	$57,677	$57,615	$60,632	$61,795	$39,193

Ratio of Earnings to Fixed Charges	1.4	1.2	0.9		1.9	1.8		1.6		1.2	0.6	1.3	1.5	1.3	1.0

Amount by which earnings are inadequate to cover fixed charges	0	0	$(6,659)		0	0		0		0	$(21,900)	0	0	0	0

(a)	Includes $6,136 of restructuring charges, $3,161 of acquisiiton related costs and $38,890 of costs related to the loss on debt extinguishment.
(b)	Includes $5,900 of costs related to restructuring costs.
(c)	includes $9,617 of acquisition related costs, $5,700 of environmental and warranty reserves and $5,137 of contract settlement charges.